UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 8, 2014

VAPOR HUB INTERNATIONAL INC.

(Exact name of registrant as specified in its charter)

Nevada

 (State or other jurisdiction of incorporation)

333-173438	27-3191889
(Commission File Number)	(IRS Employer Identification No.)

67 W. Easy Street, Unit 115

Simi Valley, CA 93065

(Address of Principal Executive Offices)(Zip Code)

Registrant’s telephone number, including area code (805) 309-0530

N/A

 (Former Name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ]                  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]                   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]                   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]                   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 8, 2014, the Board of Directors of Vapor Hub International Inc. appointed Justin Moreno, age 32, to the Company’s Board of Directors to fill an existing vacancy on the Board and also appointed Mr. Moreno as the Company’s Chief Operating Officer to replace Kyle Winther, the Company’s Interim Chief Executive Officer, in such capacity.

Prior to his promotion, Mr. Moreno served as the Company’s National Sales Director since April of 2014.  Mr. Moreno joined Vapor Hub International Inc.'s team in March, 2014 after working with Southern Wine and Spirits as its lead sales manager in on premise alcohol and wine sales. In his capacity as sales manager, Mr. Moreno was responsible for maintaining high volume accounts with numerous quota items to sell each month. Mr. Moreno was also responsible for developing and maintaining relationships with customers and suppliers.  Mr. Moreno worked with Southern Wine and Spirits for over 4 years. Mr. Moreno joined Southern Wine and Spirits after working as a store sales manager for Mountain View Goodyear Tire Company.  At Mountain View Goodyear, Mr. Moreno was responsible for the growth of the company’s sales and marketing initiatives and also managing in excess of fifteen employees.  Before Mr. Moreno began his sales management position with Mountain View Goodyear, Mr. Moreno served in the United States Marine Corp., serving three tours in Iraq as part of Operation Iraqi Freedom.  Mr. Moreno was chosen to be a director of the Company for his expertise in sales and marketing.

Mr. Moreno does not have any family relationships with any of the Company’s other directors or executive officers.  There are no understandings or arrangements between Mr. Moreno and any other person pursuant to which Mr. Moreno was selected as a director and/or officer.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VAPOR HUB INTERNATIONAL INC.

Date:	August 14, 2014	By:	/s/ Lori Winther
Lori Winther
Chief Financial Officer

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